SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BANKUNITED FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Articles of Incorporation)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FOR FRIDAY, JANUARY 30, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of BankUnited Financial Corporation, a Florida corporation (the “Company”) will be held at the Weston Hills Country Club, 2600 Country Club Way, Weston, Florida on Friday, January 30, 2004 at 11:00 a.m., for the following purposes:

(1) To elect two Class II directors to serve until 2007 and to elect one Class III director to serve until 2005; and

(2) To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Pursuant to the Company’s Bylaws, the Company’s Board of Directors has fixed the close of business on December 2, 2003 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

LAWRENCE H. BLUM
Secretary

Coral Gables, Florida

December 18, 2003

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

BANKUNITED FINANCIAL CORPORATION

255 Alhambra Circle • Coral Gables, Florida 33134

Telephone: (305) 569-2000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held at 11:00 a.m. on Friday, January 30, 2004

at the Weston Hills Country Club

2600 Country Club Way

Weston, Florida

INTRODUCTION

This Proxy Statement is furnished to stockholders of BankUnited Financial Corporation, a Florida corporation (the “Company”) in connection with the solicitation of proxies for the annual meeting of stockholders to be held on January 30, 2004 (the “Annual Meeting”). The Company’s Board of Directors (the “Board” or “Board of Directors”) is soliciting proxies for use at the Annual Meeting and at any postponements or adjournments thereof. This Proxy Statement describes the matters to be considered at the Annual Meeting and, together with the proxy card and accompanying reports, will be mailed to the Company’s stockholders on or about December 22, 2003.

VOTING AND SOLICITATION OF PROXIES

Use of Proxies at the Annual Meeting

Proxies which are received by the Company prior to the Annual Meeting and not revoked prior to use will be voted at the Annual Meeting as instructed thereon. Proxies must be in the accompanying form and properly executed. Executed proxies with no instructions indicated thereon will be voted FOR the election of two Class II directors and one Class III director as described below under “Election of Directors.”

The Company has not received notice of any stockholder proposals to be presented at the Annual Meeting prior to the deadline for submission of such proposals as indicated in the Company’s Proxy Statement delivered for last year’s annual meeting or in accordance with any applicable state or federal laws. The Board of Directors knows of no matters that are to be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. If other matters are properly presented, it is the intention of the persons designated as proxies on the enclosed proxy card to vote as proxies on such matters in accordance with their judgment.

Revocation of Proxies

A proxy may be revoked at any time prior to the use of such proxy in voting. Any stockholder may revoke a proxy delivered pursuant to this solicitation by delivery of written notice to the Secretary of the Company, by submission of a later-dated proxy card, or by voting in person at the Annual Meeting.

Record Date; Stockholders Entitled to Vote at Annual Meeting

Holders of record of the Company’s Class A Common Stock, Class B Common Stock and Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”) at the close of business on December 2, 2003 (the “Record Date”) are entitled to notice of and to vote together on the proposal submitted to the stockholders at the Annual Meeting and any postponements or adjournments thereof.

Each share of Class A Common Stock is entitled to one-tenth of one vote, each share of Class B Common Stock is entitled to one vote and each share of Series B Preferred Stock is entitled to two and one-half votes. As of the Record Date, 29,315,146 shares of Class A Common Stock, 559,822 shares of Class B Common Stock, and 793,405 shares of Series B Preferred Stock were outstanding.

Quorum; Adjournment; Vote Required for Approval

The presence of a quorum at the Annual Meeting will be necessary for action on the proposal. The presence, in person or by proxy, of shares representing at least a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are included in the calculation of the number of votes represented at the Annual Meeting for purposes of determining whether a quorum has been achieved. In the event there are not sufficient votes for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Under applicable Florida law and the provisions of the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, the directors nominated for election to the Board, as described under Proposal One, “Election of Directors,” must each be elected by the affirmative vote of a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Votes withheld for one or more nominees for director and broker non-votes will not be considered affirmative votes for this purpose. An automated system administered by the Company’s transfer agent will tabulate the votes for the Annual Meeting.

Solicitation

The solicitation of proxies is being made by the Company, and the Company will bear the cost of the solicitation of proxies. In addition to the use of the U.S. mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, facsimile or email. Such persons will receive no additional compensation. The Company will pay persons holding Company stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals.

A copy of the Company’s Summary Annual Report to stockholders and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 (the “Form 10-K”) are being mailed to stockholders with this Proxy Statement. The Form 10-K was filed with the Securities and Exchange Commission (the “SEC”) on December 18, 2003 and includes the consolidated financial statements of the Company for its 2003 fiscal year.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members divided among Class I, Class II and Class III. Pursuant to the Company’s Bylaws, the directors of each class serve for a three-year term, with the term of one class expiring at each annual meeting of stockholders. The Board of Directors may elect a new director to the Board during any fiscal year, but that director may serve only until the next annual meeting of stockholders, at which time he or she must be elected by the stockholders in order to continue to serve on the Board.

At the Annual Meeting, the term of the three directors currently serving in Class II will expire. The Board has ratified the nomination of two of these directors for re-election to a new term ending in 2007. One of these nominees, Mr. Lawrence H. Blum, was elected by stockholders at previous annual meetings. The second Class II nominee, Ms. Sharon A. Brown, was appointed to the Board on January 30, 2003. In addition, the Board of Directors has ratified the nomination of Dr. Albert E. Smith, who was appointed by the Board on October 28, 2003, to serve in Class III with a term ending in 2005.

Information about each nominee for director and each continuing director is provided on the following pages. The shares shown on the enclosed proxy card, if the proxy card is returned properly executed, will be voted for the election of each of the Company’s nominees whose name appears below, unless the proxy card is marked to indicate that authorization is expressly withheld. Each of the nominees for director has consented to being named as a nominee in this Proxy Statement and to serve if elected. If any nominee, however, becomes unavailable for any reason, or if a vacancy occurs before the election (which event is not now anticipated), the shares as to which a proxy is granted will be voted, at the discretion of the proxies, for substitute nominees named by the Board.

The table describes the periods during which each director has served as a director of the Company or BankUnited, FSB (“BankUnited”), a wholly owned subsidiary of the Company. The table also describes the director’s positions and offices, if any, with the Company and BankUnited, and his or her principal occupation or employment for the past five years or more.

Information About the Nominees

Name, Age, Principal Occupation, Directorships and Business Experience	Director Since	If Elected, Term as Director Expires
The persons nominated as Class II directors are:

Lawrence H. Blum: Age 60 Director and Vice Chairman of the Board of the Company (1993 to present); Director and Vice Chairman of the Board (1984 to present) and Secretary (September 2002 to present) of BankUnited; Managing Director (1992 to present) and Partner (1974 to present) of Rachlin, Cohen & Holtz LLP, certified public accountants and consultants.	1984	2007

Sharon A. Brown: Age 59 Director of the Company and BankUnited (January 2003 to present); University of Miami School of Business Administration, Director of Alumni and External Affairs (2002 to 2003), and Assistant Dean for Administration and Development (1992 to 2001); Partner, Coopers and Lybrand, certified public accountants (1979 to 1992).	2003	2007

The person nominated as a Class III director is:

Dr. Albert E. Smith: Age 71 Director of the Company and BankUnited (October 2003 to present); President, Florida Memorial College (1993 to present); President, South Carolina State College (1986 to 1993); Director of the Greater Miami Chamber of Commerce (1997 to present); Member of the Orange Bowl Committee (1997 to present); Vice Chair, Miami-Dade County Social and Economic Development Council (2001 to present); The College Fund/UNCF, Executive Committee (2002 to present), Agenda Committee (1998 to present), and Institutional Directors Committee (1997 to 2002).	2003	2005

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

Information About the Continuing Members of the Board of Directors

Name, Age, Principal Occupation, Directorships and Business Experience	Director Since	Term as Director Expires
Current Class III Directors:

Allen M. Bernkrant: Age 73 Director of the Company (1993 to present) and BankUnited (1985 to present); Private investor in Miami, Florida (1990 to present).	1985	2005

Alfred R. Camner: Age 59

Director, Chairman of the Board and Chief Executive Officer (1993 to present), President (1993 to 1998, 2001 to 2002) and Chief Operating Officer (2001 to 2002) of the Company; Director, Chairman of the Board and Chief Executive Officer (1984 to present), President (1984 to 1993, 1994 to 1998, 2001 to 2002), and Chief Operating Officer (2001 to 2002) of BankUnited; Senior Managing Director (1996 to present) of Camner, Lipsitz and Poller, Professional Association, attorneys-at-law; General Counsel to CSF Holdings, Inc. and its subsidiary, Citizens Federal Bank (1973 to 1996); Director, Executive Committee member, Loan America Financial Corporation (1985 to 1994).

	1984	2005

Neil H. Messinger, M.D.: Age 65 Director of the Company and BankUnited (1996 to present); Radiologist; President of Radiological Associates, Professional Association (1986 to present); Chairman of Imaging Services of Baptist Hospital (1986 to present).	1996	2005

Current Class I directors are:

Marc D. Jacobson: Age 61 Director (1993 to present) and Secretary (1993 to 1997) of the Company; Director (1984 to present) and Secretary (1985 to 1996) of BankUnited; Senior Vice President of Head-Beckham AmerInsurance Agency, Inc., and its predecessor, Head-Beckham Insurance Agency, Inc. (1990 to present).	1984	2006

Hardy C. Katz: Age 62 Director of the Company and BankUnited (March 2002 to present); Vice President of Finance for Communications and Show Management, Inc., a trade show and management company, and Industry Publishers, Inc., a publishing company (1972 to present); Managing Partner, BiZBashFla, LLC, a publishing and trade show company (2003 to present).	2002	2006

Ramiro A. Ortiz: Age 53 Director, President and Chief Operating Officer of the Company and BankUnited (August 2002 to present); Chairman and Chief Executive Officer (July 2002 to August 2002), President (1996 to August 2002), and Executive Vice President of Community Banking (1987 to 1996) of SunTrust Bank, Miami; Chairman of the Greater Miami Chamber of Commerce (2001 to 2002); Campaign Co-Chair of the United Way of Dade County (1999).	2002	2006

Information Regarding the Board and its Committees

The Board of Directors held ten regular meetings during the 2003 fiscal year. Each director attended 75% or more of the total number of meetings of the Board and committees on which he or she served, except for Edward L. Pinckney who attended 70% of the Board meetings. The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

The Executive Committee is authorized to exercise the powers of the Board of Directors between regular meetings of the Board, to the extent permitted under applicable laws and rules, including the power to formulate plans, policies and programs for the management, operation and development of the Company and BankUnited. Alfred R. Camner, Lawrence H. Blum and Neil H. Messinger serve on the Executive Committee of the Company’s Board. During fiscal 2003, the Company’s Executive Committee met three times.

The Audit Committee’s responsibility is to monitor and oversee management’s functions with regard to the Company’s internal controls and the financial reporting process and the independent auditors’ performance of an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the issuance of a report thereon. Allen M. Bernkrant (Chair), Hardy C. Katz and Sharon A. Brown make up the Board’s Audit Committee. Ms. Brown was appointed to the Audit Committee in January 2003. The current members of the Audit Committee are not officers or employees of the Company or its subsidiaries, and do not have a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has also determined that each member of the Audit Committee meets the requirements of applicable laws and regulations, including Rule 4200 of the National Association of Securities Dealers, Inc. listing standards (the “Nasdaq Independence Rule”), regarding “independence” and that Audit Committee member Sharon A. Brown qualifies as an “audit committee financial expert,” as defined under the rules of the SEC. The Audit Committee held nine formal meetings in fiscal 2003 and conferred on a regular basis to review interim and internal audit reports. The specific responsibilities and functions of the Audit Committee are delineated in the Audit Committee Charter which was amended and restated in November 2003. The Amended and Restated Audit Committee Charter is included as Exhibit I to this Proxy Statement. The Audit Committee Charter is reviewed annually and updated as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

During fiscal 2003, the Compensation Committee determined and approved the compensation of the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, and the Company’s other executive officers. The members of the Compensation Committee are Allen M. Bernkrant (Chair), Neil H. Messinger and Hardy C. Katz, each of whom is “independent” as defined under the Nasdaq Independence Rule. The Compensation Committee held nine meetings in fiscal 2003. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter which was adopted in October 2003, included as Exhibit II to this Proxy Statement. The Compensation Committee Charter is reviewed annually and updated as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Corporate Governance and Nominating Committee was established by the Board in September 2003. The primary responsibilities of this Committee are to (i) establish criteria for membership on the Board of Directors and evaluate corporate policies relating to the recruitment of Board members, (ii) review and make recommendations to the Board regarding the Board’s composition and structure, (iii) identify qualified individuals to become Board members, and (iv) develop, implement and monitor policies and procedures regarding principles of corporate governance. The two members of the Corporate Governance and Nominating Committee are Allen M. Bernkrant and Neil H. Messinger, each of whom is “independent” under the Nasdaq Independence Rule. The specific roles and responsibilities of the Corporate Governance and Nominating Committee are delineated in its charter which is included as Exhibit III to this Proxy Statement. The Corporate Governance and Nominating Committee recommended the nominees for election as directors and the Board of Directors ratified those recommendations.

The Board of Directors has determined that a majority of its members meets the definition of “independence,” under applicable laws and regulations, including the Nasdaq Independence Rule, and that each such person is free of any relationship that would interfere with his or her exercise of independent judgment. The Board has identified the following directors as “independent”: Allen M. Bernkrant, Neil H. Messinger, Hardy C. Katz, Edward L. Pinckney, Sharon A. Brown and Albert E. Smith. Each member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are independent as defined under the Nasdaq Independence Rule.

Compensation of Directors

Beginning in the second quarter of 2003, each director who served on the Company’s Board or BankUnited’s Board during fiscal 2003, other than the President and Chief Operating Officer, received a $22,000 annual retainer. Prior to such time, directors received a cash fee of $1,700 per meeting, subject to attendance policies, in lieu of an annual retainer. Except for the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer, each director also received an option to purchase 500 shares of Class A Common Stock for each Board meeting. If any director of the Company or BankUnited had more than two unexcused absences from Board meetings during fiscal 2003, that director thereafter received stock option grants for only those meetings which he or she attended.

During fiscal 2003, directors, except the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer, who were members of a Board committee or of BankUnited’s Community Reinvestment Act Committee or Risk Management Committee received an additional option to purchase 150 shares of Class A Common Stock for each meeting attended. Beginning in the second quarter of fiscal 2003, each director received an annual retainer for service on a Board committee or on BankUnited’s Community Reinvestment Act Committee or Risk Management Committee. The following sets forth the amounts paid to directors for committee service: (a) Audit Committee members receive an annual retainer of $10,000 and, effective July, 2003, the Chair of the Audit Committee receives an additional $2,500; (b) Executive Committee members receive an annual retainer of $7,000; (c) Compensation Committee members receive an annual retainer of $7,000; (d) Corporate Governance and Nominating Committee members receive an annual retainer of $5,000; (e) BankUnited’s Risk Management Committee members receive an annual retainer of $2,000; and (f) BankUnited’s Community Reinvestment Act Committee members receive an annual retainer of $3,000. Prior to the second quarter of fiscal 2003, directors received a cash fee of $600 per meeting, except that Audit Committee members received $1,000 per meeting, subject to attendance policies, in lieu of an annual retainer.

EXECUTIVE COMPENSATION

Annual Compensation

The following table describes the compensation earned by the Chief Executive Officer, and the other four most highly compensated executive officers of the Company and BankUnited, each of whose total annual salary and bonus exceeded $100,000 during fiscal 2003 (the “named executive officers”).

Summary Compensation Table

			Annual Compensation									Long-Term Compensation Awards
Name and Principal Position	Fiscal Year		Salary			Bonus (A)			Other Annual Compensation			Restricted Stock Awards (A)			Securities Underlying Options (#) (B)	All Other Compensation
Alfred R. Camner Chairman of the Board and Chief Executive of the Company and BankUnited	2003 2002 2001		$ $ $	375,000 337,500 479,167		$ $ $	1,668,000 1,278,800 528,000	(C) (C) (C)	$ $ $	56,164 29,227 11,916	(D) (D) (D)	$ $ $	4,215,174 751,233 617,254	(E) (E) (E)	150,000 130,176 150,000	$ $ $	102,880 85,222 84,793	(F)
Ramiro A. Ortiz President and Chief Operating Officer of the Company and BankUnited	2003 2002 2001		$ $	400,000 59,231 —	(G)	$ $	160,000 15,000 —			$51,948 — —	(H)	$ $	433,585 405,119 —	(J) (J)	105,000 — —		$15,544 — —	(F)
Humberto L. Lopez Senior Executive Vice President and Chief Financial Officer of the Company and BankUnited	2003 2002 2001		$ $ $	205,000 196,250 158,542		$ $ $	125,000 128,000 100,000			— — —		$ $ $	165,535 73,444 15,525	(K) (K) (K)	75,000 30,000 30,000	$ $ $	8,625 6,619 8,885	(F)
John Kuczwanski Executive Vice President for Residential Lending of BankUnited	2003 2002 2001		$ $	308,698 78,076 —	(L) (L)		$50,000 — —			— — —		$ $	22,300 17,080 —	(M) (M)	25,000 10,000 —		$6,908 — —	(F)
Clay F. Wilson Executive Vice President for Commercial Real Estate of BankUnited	2003 2002 2001	(N)	$ $ $	154,712 125,833 109,587		$ $ $	70,000 50,000 45,000			— — —		$ $ $	120,760 12,180 6,750	(O) (O) (O)	36,000 10,000 6,000	$ $ $	9,282 7,550 6,575	(F)

#	Number of shares granted.
(A)	Annual bonuses are generally paid in the first quarter of each fiscal year, for services rendered during the previous fiscal year. Bonuses paid in the form of restricted stock are included at their fair market value on the dates of grant and reported in the “Restricted Stock Awards” column.
(B)	All information provided relates to option grants. The securities underlying options are shares of Class A Common Stock, Class B Common Stock or Series B Preferred Stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock, and each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock.
(C)	Pursuant to the restructuring of his compensation in April 2002, Mr. Camner agreed to forego one-half of his salary in fiscal 2002 and $300,000 of his salary in each of fiscal 2003, 2004 and 2005, and to accept instead the opportunity to earn performance-based cash compensation for the last two quarters of fiscal 2002 and all quarters of fiscal 2003 through 2005. The entries for “Bonus” for fiscal 2002 and fiscal 2003 include the amounts earned as quarterly cash compensation. The entries for all three fiscal years also include amounts earned as annual bonuses based on the achievement of annual performance goals set at the beginning of the fiscal year.

(D)	Consists of dividends paid on restricted shares of Series B Preferred Stock.
(E)	Includes, for fiscal 2003, 150,000 shares of long-term performance-based restricted Series B Preferred Stock which have performance goals and/or restrictions extending over a total of 14 years from the date of grant, and may be forfeited in whole or in part if such goals and restrictions are not satisfied. The shares must be earned by the achievement of performance goals over a period commencing on October 1, 2002 and ending on September 30, 2004. If earned, the shares are subject to vesting thereafter over a period of an additional 12 years. Vesting is based on continued service, subject to certain exceptions. Dividends will not be paid or accrued on such shares unless and until they are earned. Also includes for fiscal 2003, awards for 19,398 shares of restricted Series B Preferred Stock which will vest over a period of 9 years from the date of grant, beginning on the second anniversary of the date of grant. Does not include 50,000 shares of long-term performance-based restricted Series B Preferred Stock granted in fiscal 2004, which are subject to being earned by the achievement of performance goals in future periods, and, once earned, to vesting over a period of 9 years thereafter. Includes, for fiscal 2002, an award of 65,000 shares of Series B Preferred Stock made pursuant to the restructuring of Mr. Camner’s compensation in April 2002, net of consideration paid in the form of 19,853 shares of restricted Series B Preferred Stock and 10,667 shares of restricted Class A Common Stock, that were surrendered at fair market value in connection with the award. These shares are subject to being earned over an eight quarter period from the date of grant if quarterly performance goals are achieved, and, if earned, vest thereafter over a period of four to five years. Includes for fiscal 2001, 6,518 shares of restricted Series B Preferred Stock and 70,000 shares of restricted Class A Common Stock (subsequently surrendered and replaced with 46,794 shares of Series B Preferred Stock), which vest over a period of five years from the original date of grant. Dividends may be paid on restricted stock. At September 30, 2003, Mr. Camner had 232,598 shares of restricted stock with a fair market value of $7,376,380.
(F)	This entry consists of contributions to the 401(K) Profit Sharing Plan for each of the executive officers, in the amounts of $11,102 for Mr. Camner, $6,108 for Mr. Ortiz and the amounts shown in the table for Mr. Lopez, Mr. Kuczwanski and Mr. Wilson. Also includes for Mr. Camner, cash directors’ fees of $20,867 and insurance premiums of $70,911, and for Mr. Ortiz, insurance premiums of $9,436.
(G)	Partial Period amount. Mr. Ortiz joined the Company and BankUnited in August 2002.
(H)	Includes $44,748 in club dues and $7,200 for an automobile allowance.
(I)	[Intentionally omitted]
(J)	Includes awards of 19,925 and 22,759 shares of restricted Class A Common Stock for fiscal 2003 and 2002, respectively. These awards vest pro-rata over periods ranging from five to seven years from the date of grant. At September 30, 2003, the officer had 38,193 shares of restricted stock with a fair market value of $809,692. Dividends may be paid on the restricted stock.
(K)	Includes awards of 7,500, 4,300 and 1,150 shares of restricted Class A Common Stock for fiscal 2003, 2002 and 2001, respectively, which vest pro-rata over periods ranging from five to seven years from the date of grant. At September 30, 2003, the officer had 12,400 shares of restricted stock with a fair market value of $262,880. Dividends may be paid on the restricted stock.
(L)	Mr. Kuczwanski joined the Company and BankUnited in May 2002 and the amount in fiscal 2002 represents a partial period amount. In connection with fiscal 2003, Mr. Kuczwanski received $179,000 in base salary and $129,698 in commissions on loan production.
(M)	Includes awards of 1,000 shares of restricted Class A Common Stock in each of fiscal 2003 and 2002. These awards vest pro-rata over five or six years from the date of grant. At September 30, 2003, the officer had 2,000 shares of restricted stock with a fair market value of $42,400. Dividends may be paid on the restricted stock.
(N)	The officer became an executive officer of BankUnited in May 2003.
(O)	Includes awards of 6,200, 750 and 500 shares of restricted Class A Common Stock for fiscal 2003, 2002 and 2001. These awards vest pro-rata over five or six years from the date of grant. At September 30, 2003, the officer had 13,550 shares of restricted Class A Common Stock, with a fair market value of $287,260. Dividends may be paid on the restricted stock.

Compensation Pursuant to Plans

2003 Stock Option Grants. The following table provides details about stock options granted to the named executive officers during fiscal 2003. In addition, in accordance with the rules of the Commission, the table describes the hypothetical gains that would exist for the respective options based on assumed rates of annual compound stock appreciation of 5% and 10% from the date of grant to the end of the option term. These hypothetical gains are based on assumed rates of appreciation. The Company’s management cautions stockholders and option holders that such increases in values are based upon speculative assumptions and should not inflate expectations of the future value of their holdings. The actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock, overall stock market conditions, and the named executive officer’s continued employment with the Company and BankUnited. As a result, the amounts reflected in this table may not necessarily be achieved.

OPTION GRANTS IN LAST FISCAL YEAR (A)

	Individual Grants								Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	No. of Securities Underlying Options Granted			Percent of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price Per Share		Expiration Date	5%		10%
	Class A Common #	Class B Common #	Series B Preferred #
Alfred R. Camner			75,000 75,000	7.53 7.53	% %	$ $	33.36 32.63	9/29/2013 9/05/2013	$ $	1,573,494 1,539,062	$ $	3,987,544 3,900,286

Ramiro A. Ortiz	50,000 25,000 30,000			5.02 2.51 3.01	% % %	$ $ $	21.36 21.81 15.98	9/29/2013 9/05/2013 10/21/2012	$ $ $	671,659 342,905 301,492	$ $ $	1,702,117 868,988 764,040

Humberto L. Lopez	30,000 15,000 30,000			3.01 1.51 3.01	% % %	$ $ $	21.36 21.81 17.08	9/29/2013 9/05/2013 11/05/2012	$ $ $	402,996 205,743 322,246	$ $ $	1,021,270 521,393 816,634

John Kuczwanski	12,500 12,500			1.26 1.26	% %	$ $	21.36 17.08	9/29/2013 11/05/2012	$ $	167,836 134,269	$ $	425,330 340,264

Clay F. Wilson	16,000 10,000 10,000			1.61 1.00 1.00	% % %	$ $ $	21.36 18.88 17.08	9/29/2013 5/06/2013 11/05/2012	$ $ $	214,931 118,735 107,415	$ $ $	544,677 300,899 272,211

#	Number of shares underlying options granted.
(A)	The options permit the holder to purchase the specified number of shares at an exercise price which is at least the fair market value of the underlying stock on the date of grant. The Company did not grant any SARs during fiscal 2003. The options have terms of 10 years from the original date of grant but may terminate sooner upon termination of the holder’s employment or service with the Company or BankUnited. The options may vest and become exercisable over a period of years from the date of grant. Subject to certain conditions, options which vest over time become fully vested and immediately exercisable upon the death or disability of the optionee. Options granted to the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and in some circumstances, the other executive officers, also become fully vested and exercisable upon a change in control of the Company. In addition, pursuant to their respective employment agreements with the Company and BankUnited, options granted to Alfred Camner and Ramiro Ortiz, respectively, may become fully vested and immediately exercisable upon their termination by the Company in certain circumstances. Options are transferable by will or the laws of descent or distribution, pursuant to the designation of a beneficiary, or as approved by the Compensation Committee of the Company in its sole discretion.

2003 Stock Option Exercises. The named executive officers exercised stock options during the 2003 fiscal year as follows:

Option Exercises and Fiscal Year-End Option Value (A)

				Number of Securities Underlying Unexercised Options at September 30, 2003 (#)		Value of Unexercised In-the-Money Options At September 30, 2003 ($)
Name	Shares Acquired On Exercise(#)		Value Realized*	Exercisable	Unexercisable	Exercisable	Unexercisable
Alfred R. Camner	44,029	(B)	$3,181	957,176	390,808	$24,499,771	$10,873,976

Ramiro A. Ortiz	—		—	—	105,000	—	$2,226,000

Humberto L. Lopez	—		—	36,933	124,567	$782,980	$2,640,820

John Kuczwanski	—		—	2,000	33,000	$42,400	$699,600

Clay F. Wilson	6,800		$106,579	—	50,200	—	$1,064,240

#	Number of shares. All exercisable and unexercisable options listed are for Class A Common Stock, except that, at fiscal year end, Alfred Camner held exercisable options for 120,447 shares of Class A Common Stock, 436,500 shares of Class B Common Stock and 400,229 shares of Series B Preferred Stock, and unexercisable options for 144,558 shares of Class A Common Stock and 246,250 shares of Series B Preferred Stock on an unconverted basis. See “Annual Compensation—Summary Compensation Table,” Note (B), for information on the convertibility of the Class B Common Stock and the Series B Preferred Stock.
$	Dollar amounts. The fair market value of the Class B Common Stock is based on the September 30, 2003 market price of $21.20 of the Class A Common Stock, which is publicly traded on the Nasdaq National Market. The fair market value of the Series B Preferred Stock is equal to 1.4959 times the market price of the Class B Common Stock.
*	Value Realized. Value realized is the difference between the market price of the stock on the exercise date and the option exercise price multiplied by the number of shares acquired on exercise.
(A)	All information relates to stock options.
(B)	Mr. Camner exercised options to purchase 329 shares of Class A Common Stock and options to purchase 43,700 shares of Class B Common Stock. In connection with his Class B Common Stock option exercise, Mr. Camner paid the exercise price of the option by surrendering shares of Class B Common Stock with a fair market value equal to the exercise price of the option. Pursuant to a deferral agreement between Mr. Camner and the Company, Mr. Camner deferred receipt of the 23,260 shares of Class B Common Stock, valued at $168,635, to a rabbi trust f/b/o Alfred R. Camner.

Executive Employment Agreements

The Company and BankUnited have employment agreements with Alfred Camner and Ramiro Ortiz, and a change of control agreement with Humberto Lopez. Messrs. Kuczwanski and Wilson do not have employment agreements or change in control agreements with the Company or BankUnited.

The employment agreements establish the duties and compensation of Mr. Camner and Mr. Ortiz, and, together with the change of control agreements, are intended to ensure that the Company and BankUnited will be able to maintain stable and competent executive management. The continued success of the Company and BankUnited depend to a significant degree on the skills and competence of such executive management.

Mr. Camner’s employment agreements with the Company and BankUnited were amended and restated effective April 1, 2002, pursuant to the restructuring of his compensation. The restated agreement with the Company has a five-year term which is automatically extended by one additional day each day unless either party elects not to extend the agreement. The agreement with BankUnited has a three-year term which may be extended by BankUnited’s Board.

Under Mr. Camner’s employment agreements with the Company and BankUnited, he received no annual salary for the last 6 months of fiscal 2002, received an annual salary of $375,000 for fiscal 2003 and will receive an annual salary of $375,000 for each of fiscal 2004 and 2005. Under the agreements, Mr. Camner may earn additional quarterly cash compensation in fiscal years 2002 through 2005, if pre-established performance goals set by the Compensation Committee for the Company’s performance are met. If the goals are met, the Compensation Committee may award cash compensation ranging from $175,000 to $250,000 for that quarter. In addition, Mr. Camner may receive other cash or stock compensation and perquisites in such amounts, or having such value, as determined by the Board of Directors from time to time. See “Report on Executive Compensation” for additional information on Mr. Camner’s compensation. Mr. Camner is entitled to participate in and receive benefits under any and all employee benefit and compensations plans maintained by and covering similar executives of the Company and BankUnited. The agreements also provide that Mr. Camner’s estate or designee shall be the beneficiary of life insurance policies on Mr. Camner’s life in the face amount of at least six million dollars. During the fourth quarter of fiscal 2003, the employment agreement with Mr. Camner also was amended to restrict Mr. Camner’s ability to convert shares of Series B Preferred Stock which he owns into shares of Class B Common Stock. The employment agreement restricts the manner in which Mr. Camner may exercise his vested options otherwise exercisable and vested options between April 1, 2002 and September 30, 2005, and prohibits him from exercising non-expiring options during that period, if the exercise would create nondeductible compensation under Section 162(m) of the Internal Revenue Code.

Mr. Camner’s employment agreements provide for termination by the Company or BankUnited at any time for cause, as defined in the agreements. Mr. Camner will be entitled to receive severance benefits upon termination, unless termination occurs because of discharge for cause, death or disability, or, except in certain circumstances specified in the agreement, voluntary resignation. The severance payments and benefits to which Mr. Camner may become entitled include amounts and benefits which are earned and unpaid at the time of termination, and amounts and benefits which would be earned or paid for the remaining five-year term of the agreement, such as: earned and unpaid compensation and accrued benefits; continuation of insurance benefits for the remaining term of the agreement; lump sum payments for five years of salary, bonus and incentive compensation, except that this payment shall be for four years of salary, bonus and incentive compensation if the change in control occurs before October 23, 2005; and the pension benefits and employer defined plan contributions which would have been earned for the remaining term of the agreement. In addition, severance payments include continued provision to Mr. Camner, at the expense of the Company and BankUnited, of certain facilities and services comparable to that provided to Mr. Camner prior to termination.

Payments to Mr. Camner under his employment agreement with BankUnited will be guaranteed by the Company in the event that payments or benefits are not paid by BankUnited. To the extent that payments under the Company’s employment agreement and BankUnited’s employment agreement are duplicative, payments due under the Company’s employment agreement would be offset by amounts actually paid by BankUnited. The employment agreements also provide for the Company and BankUnited to indemnify Mr. Camner for reasonable costs incurred by him as a result of his good faith efforts to defend or enforce the agreements provided that he shall have substantially prevailed on the merits.

Cash and benefits paid to Mr. Camner under the employment agreements together with payments under other benefit plans following a “change in control” of the Company or BankUnited may constitute an “excess parachute” payment under Section 280G of the Internal Revenue Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and BankUnited. The Company’s employment agreement includes a provision indemnifying Mr. Camner on an after-tax basis for any “golden parachute” excise taxes. Mr. Camner’s employment agreement with the Company provides for the Company to pay him any severance and related payments, such as the “golden parachute” tax indemnification payments, that may not be paid to him by BankUnited due to applicable regulatory restrictions.

The Company and BankUnited entered into employment agreements with Ramiro Ortiz upon his commencement as President and Chief Operating Officer in August 2002. The agreement with the Company will expire on September 30, 2007, unless sooner terminated, and the agreement with BankUnited was renewed by the Compensation Committee in September 2003 for an additional year expiring on September 30, 2004, but may be renewed by BankUnited’s Board from year to year for up to three additional years.

The agreements originally provided for an aggregate base annual salary of $400,000 subject to annual review and adjustment by the Board. In September 2003, this annual salary was increased to $450,000. Mr. Ortiz does not separately receive director’s fees. Mr. Ortiz may also receive a performance-based annual bonus. Pursuant to Mr. Ortiz’s agreement, the Company granted Mr. Ortiz a stock option to purchase 30,000 shares of the Company’s Class A Common Stock. The stock option was originally subject to performance-based vesting over a period of five years. In November 2003, the Compensation Committee amended the employment agreement to delete the performance goal vesting requirement, and the remaining unvested portion of the option will vest pro-rata over the next four years. Pursuant to the agreement, Mr. Ortiz received, shortly after commencement of employment, a grant of restricted Class A Common Stock having a value of $400,000 on the date of grant, and is entitled to receive, in each of the five succeeding years, grants of restricted Class A Common Stock having a market value of $187,500 on each date of grant. Each of the restricted stock grants will vest pro-rata over a five-year period from the date of grant. The shares of restricted stock are placed in a rabbi trust as they vest, deferring delivery to Mr. Ortiz until the trust is terminated upon the earlier of January 2, 2007, termination of his employment or a change in control. Mr. Ortiz is also entitled to receive the standard benefits available to executives under the Company’s benefit plans, an automobile allowance, country club initiation fees, and an annuity to be purchased on his fifty-fifth birthday.

Mr. Ortiz’s employment agreements may be terminated at any time with or without cause. If termination occurs due to disability, death, termination without cause or a change in control, Mr. Ortiz will receive severance benefits that includes accrued and unpaid salary, bonus and benefits; amounts earned and vested under the Company’s benefit plans; and, in the case of a change in control, a lump sum cash payment equal to the greater of two years’ salary and bonus or the amount of salary that would be due from the date of the change in control to the end of the remaining contract term. Mr. Ortiz’s employment agreements also contain a “gross-up” provision designed to make Mr. Ortiz whole for any withholding and excise taxes which may become payable in connection with termination payments, as well as confidentiality and non-compete commitments by Mr. Ortiz.

Mr. Lopez’s change of control agreement does not affect BankUnited’s employment rights or obligations prior to a change in control. Mr. Lopez’s change of control agreement continues in effect until terminated by the parties or until the termination of his employment. Under his change of control agreement, Mr. Lopez is entitled to severance pay and benefits if BankUnited terminated his employment for a reason other than disability or cause or if the executive officer terminated his employment for good reason during a period following a change in control of the Company or BankUnited. The lump sum severance payment to Mr. Lopez would consist of two year’s salary, bonus and other accrued compensation and benefits. Any payments made pursuant to the agreements, however, would be subject to the limitations set forth in Section 280G of the Internal Revenue Code of 1986, as amended. The Compensation Committee of the Board of Directors has determined to enter into a employment agreement with Humberto Lopez, which will replace his change of control agreement, and such employment agreement is in the process of being prepared.

Report on Executive Compensation

The following report of the Compensation Committee of the Board of Directors regarding compensation of the Company’s and BankUnited’s executive officers, including the Chief Executive Officer, for the fiscal year ended September 30, 2003 is made pursuant to the rules of the Commission. The Company and/or BankUnited shall be referred to as the “Company,” for the purposes of this report. This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

General.

The Compensation Committee determined the compensation of the Company’s executive officers for fiscal 2003. The Board ratified the determinations of the Committee with respect to the Chairman and Chief Executive Officer (the “CEO”), the President and Chief Operating Officer (the “COO”) and the Vice Chairman of the Board. The Compensation Committee also set and evaluated performance goals for performance-based compensation granted to the CEO and the COO.

The Company’s executive compensation policies are intended to provide continuing incentives for achieving annual and long-term goals and to reward superior corporate and individual performance. For fiscal 2003, compensation of the Company’s executive officers consisted of salary, cash bonuses, restricted stock and stock options. The Executive Vice President of Residential Lending also received commissions on loan production.

The Compensation Committee determined the salaries of the executive officers based on the recommendations of the CEO and the COO. The salary paid by the Company is intended to set a base level of income which takes into account the executive officer’s responsibilities and qualifications, prior experience, industry and regulatory standards, prior Company performance and the individual’s contributions to that performance, and tenure with the Company. In determining and reviewing the salaries of executive officers, the Committee reviewed and compared information on compensation of executive officers at other financial institutions and considered the guidelines provided by the Office of Thrift Supervision. The Committee also considered each executive’s responsibilities and the challenges which each executive officer would have, based upon the Company’s business plan and goals. Fiscal 2003 salary levels were determined based on these considerations, at levels which the Committee believed to be reasonable and appropriate.

Annual bonuses and long-term incentives were granted to executive officers at the end of fiscal 2003 and the beginning of fiscal 2004, for fiscal 2003 service and performance. These bonus and incentive awards consisted of a combination of cash, restricted stock and stock options. The bonus and annual incentive award opportunities for each executive officer other than the CEO and the COO for fiscal 2003 were established based on Company and individual performance goals. The overall bonus amounts for the CEO and COO were determined by the Committee according to the performance goals which it set for each of these officers at the beginning of fiscal 2003.

In general, target goals are set for the Company, and each executive officer and senior manager aligns his or her business goals with corporate objectives. Actual awards are granted when the target goals are reviewed against actual results and are based upon that review. A number of performance measures were identified to be used either individually or in combination, and the factors used to evaluate the Company’s and individual performance in fiscal 2003 included, on a Company-wide basis, consolidated net income and earnings per share, and, on a divisional, departmental and/or individual basis, non-interest revenue/income, net non-interest expense control, deposit growth, loan production, customer satisfaction, customer retention, sales and referral revenue, and earnings per share.

Award amounts were developed based on the Company’s strategic plan and priorities. The calculation of actual awards to individuals was based on criteria tied to specific organizational, departmental or individual performance goals and objectives. Annual incentive amounts were tied to an overall assessment of individual performance, with some adjustment based on individual/departmental or bank-wide performance for certain managers. The CEO and COO reviewed the various goals and factors for the other executive officers, in conjunction with their performance, and made recommendations to the Compensation Committee. The Committee reviewed, questioned and discussed such recommendations with the CEO and COO prior to holding its final deliberations and determining the final awards. In general, approximately 20% of the overall bonus amount for each executive officer, including the CEO and COO, was granted in shares of restricted stock, in lieu of cash.

The annual bonus and long-term incentive award to the COO was determined based on the Committee’s evaluation of performance goals which had been set for the COO, with specific corresponding award amounts for specified levels of performance, at the beginning of the fiscal year. These performance goals included target measures for, among other results, earnings per share, total deposit growth, total assets, non-interest earning deposit growth, return on equity, consumer mortgage loan production, net interest margin, expense growth, and net income growth. The Committee evaluated these goals against actual results at the end of the fiscal year and determined the corresponding amount of the award. In addition, the Committee exercised its discretion to award the COO an additional number of shares of restricted stock in recognition of extraordinary services and results in addition to the targeted goals.

In September 2003, the Committee also granted restricted stock awards and stock options to the CEO, COO and Chief Financial Officer (“CFO”), for their achievements in connection with the Company’s public offering of its Class A Common Stock during the prior quarter. The highly successful offering took place on an expedited timeframe in a difficult equity market, significantly increased the Company’s capitalization and further diversified the Company’s investor base. The restricted stock awards and stock options are subject to vesting over a period of nine years in the case of the CEO, and seven years in the case of each of the COO and CFO. Vesting commences pro-rata on the second anniversary of the date of grant.

Although granted in connection with fiscal year performance, stock options and awards of restricted stock are intended to provide long-term incentives for continued service to the Company and motivation to achieve performance results that benefit both the Company and its stockholders. In keeping with this intention, at the end of fiscal 2003 the Compensation Committee determined that all such awards would begin vesting on the second anniversary of the date of grant, instead of on the first anniversary of the date of grant. In addition, the standard vesting term for stock options and restricted stock awards was extended from six years to nine years for the CEO and to seven years for the COO and CFO. The overall vesting term for awards to other employees remained at six years. The Board and the Committee strongly encourage the Company’s executive officers to maintain their holdings in Company stock at substantial levels.

The Compensation Committee also granted stock options, and in some cases, restricted stock awards, during fiscal 2003 to attract experienced and high quality executive and other officers and to relate such officers’ compensation to the interests of the Company’s stockholders. Such awards made during fiscal 2003 vest pro-rata over six years. An annual award of restricted stock was also made to the Company’s COO pursuant to the terms of his employment agreement, as negotiated upon his joining the Company (see discussion under “Executive Employment Agreements”).

Except in certain circumstances, awards of stock options and shares of restricted stock subject to vesting are forfeited as to the portion remaining unvested at the date of termination if the officer or employee leaves the Company prior to completion of the vesting schedule. These vesting schedules are intended to encourage executive officers to make long-term commitments to the Company. In the event of a change in control, stock options and restricted stock awards granted under the Company’s 2002 Stock Award and Incentive Plan to the CEO, COO and CFO will immediately vest and, in the case of stock options, become immediately exercisable. Such awards will vest and become exercisable for all other employees in the event that any successor company does not assume the options or the employee is involuntarily terminated within twenty-four (24) months following the effective date of the change in control.

Chief Executive Officer’s Fiscal 2003 Compensation

The CEO’s compensation, like that of the Company’s other executive officers, generally consists of base salary, cash bonuses, restricted stock awards and stock option grants. Cash bonuses paid to the CEO include quarterly cash compensation that is earned and paid only if performance goals specified for each quarter are achieved. This structure for quarterly performance-based compensation was implemented pursuant to the restructuring of the CEO’s compensation in March 2002, when he agreed to forego one-half of his previously determined salary in 2002, and $300,000 of such salary in fiscal years 2003 through 2005. In addition, pursuant to the restructuring of his compensation in 2002, the CEO may also earn 8,125 shares of a performance-based restricted stock grant each quarter. The grant was made at the time of the 2002 restructuring subject to being earned over eight future quarters based on the achievement of the quarterly performance goals set by the Committee. If earned, the shares are still restricted, and are thereafter subject to pro-rata vesting over a period of four to five years. In order for the CEO to receive quarterly performance-based cash compensation in 2003 and earn the quarterly portion of the restricted stock grant made at the time of the 2002 compensation restructuring, the Company had to achieve at least two of four specific performance levels set by the Committee for each quarter. If the goals were not met for a quarter, no compensation would be granted for that quarter, but could later be granted if the goals were met before the end of the fiscal year. The Compensation Committee set, evaluated and certified all performance goals for performance-based compensation granted to the CEO, and determined his salary, cash bonuses, and restricted stock awards. The Board ratified the Committee’s actions. For fiscal 2003, Mr. Camner received a salary of $375,000, as set in his employment agreement pursuant to the restructuring of his compensation in 2002. Based on the achievement of pre-established performance goals, the CEO also received performance-based cash compensation of $250,000 for each quarter of fiscal 2003 and earned 32,500 shares of the 2002 restricted stock grant, subject to pro-rata vesting as described above.

The CEO’s annual incentive and bonus awards for fiscal 2003 consisted of an annual cash bonus, restricted stock and stock options. In order for the CEO to receive the cash bonus award, the Company had to achieve pre-established performance goals set by the Committee at the beginning of the fiscal year, with specific award amounts corresponding to targeted levels of performance. Twenty percent of the overall bonus amount was paid in shares of restricted Series B Preferred Stock. The criteria used by the Committee in setting performance goals for the CEO’s fiscal 2003 bonus included earnings per share, deposit growth, asset growth, loan production, net income growth and return on equity. The Committee also granted the CEO an option to purchase 75,000 shares of Series B Preferred Stock for fiscal 2003 performance. In connection with the Company’s secondary public offering of stock during the fiscal year, the CEO received a grant of 15,000 shares of restricted Series B Preferred Stock and an option to purchase 75,000 shares of Series B Preferred Stock. The shares of restricted stock and stock options granted to the CEO vest over a period of 9 years, beginning on the second anniversary of the date of grant.

In the first quarter of fiscal 2003 the Committee granted the CEO a long-term, performance-based incentive award of 150,000 shares of restricted Series B Preferred Stock which may be earned over a performance period commencing on October 1, 2002 and ending on September 30, 2004, only if pre-established performance goals are achieved. If earned, the shares are subject to vesting pro-rata over a period of twelve years thereafter. Performance goals are based on criteria including earnings per share, return on equity and growth in net income. In October 2003, the Committee granted the CEO a similar long-term performance-based incentive award of 50,000 shares of restricted Series B Preferred Stock, which may be earned over a performance period commencing on October 1, 2003 and ending on September 30, 2006, only if pre-established performance goals are achieved, and which, if earned, are subject to pro-rata vesting over a period of nine years thereafter. Performance goals are based on targets for criteria including earnings per share, assets, deposits, core deposits, loan production, return on equity and market capitalization.

The Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives for amounts greater than $1 million, unless certain conditions are met. Certain performance-based compensation is not subject to the limitation on deductibility. The limit was not exceeded for any executive officer for fiscal 2003, however, the Committee and the Board reserve the right to use reasonable independent judgment, on a case by case basis, to make nondeductible awards to reward officers and employees for excellent service or to recruit new employees while taking into consideration the financial effects such action may have on the Company.

COMPENSATION COMMITTEE:
Allen M. Bernkrant
Hardy C. Katz
Neil H. Messinger, M.D.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee (for the purposes of this report, the “Committee”) is made pursuant to the rules of the Commission. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The three members of the Committee are named below and are “independent” directors as defined by the rules of the Nasdaq Stock Market. The roles and responsibilities of the Committee are elaborated in a written Committee Charter which is reviewed annually by the Committee. As a result of the review of the Charter in fiscal 2003, the Committee approved and adopted an amended and restated Charter on November 19, 2003. The amended and restated Charter is included as Exhibit I to this year’s Proxy Statement. The Committee continues to assess the adequacy of its Charter and may revise it further as necessary and appropriate to reflect corporate governance standards including, but not limited to, those imposed by the Nasdaq Stock Market and Securities and Exchange Commission rules.

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Committee provides oversight of these financial reporting processes at the Board of Directors level, based on the information that it receives. The Committee’s responsibility is to monitor and review these processes, but that responsibility does not include conducting audits or accounting reviews or procedures. In this context, the Committee has met with management, with and without the independent auditors present, to discuss the Company’s financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as is currently in effect, and has discussed the independent auditor’s independence with the independent auditor.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2003 be included in the Company’s Annual Report on Form 10-K for the last fiscal year, for filing with the Securities and Exchange Commission.

The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity in accordance with generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company’s financial statements. The Committee’s oversight does not provide an independent basis for determining that management has maintained appropriate accounting and financial reporting principles or policies, or internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s review does not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.”

AUDIT COMMITTEE

Allen M. Bernkrant, Chairman
Hardy C. Katz
Sharon A. Brown

AUDIT FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended September 30, 2003 and September 30, 2002, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2003	2002
Audit fees (1)	446,050	297,150
Audit-Related Fees (2)	58,690	51,625
Tax (3)	188,405	196,727
All other fees	—	—

(1)	Audit fees related to the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2003 and 2002, and for the reviews of the financial statements in the Company’s Quarterly Reports on Form 10-Q for those fiscal years as well as consents and comfort letter procedures, registration statements, including in 2003, all audit fees related to the Company’s May 2003 secondary public stock offering, and reports to regulatory agencies.
(2)	Audit-Related fees related to accounting and auditing services in connection with the audit of the Company’s 401(k) Profit Sharing Plan and other attestation services.
(3)	Tax fees related to federal and state tax related services.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

On May 28, 2003, the Audit Committee adopted a written policy setting forth specific policies and procedures for pre-approving all non-audit work performed by PricewaterhouseCoopers LLP (the “Audit Committee Pre-Approval Policy”). Specifically, the Audit Committee Pre-Approval Policy permits the use of PricewaterhouseCoopers LLP in connection with a variety of audit-related, tax and other non-audit services. In each case, company management is required to report specific engagements to the Audit Committee on a timely basis, and the Audit Committee has required PricewaterhouseCoopers LLP to obtain its specific pre-approval for any pre-approved service set forth in the Audit Committee Pre-Approval Policy if such amount exceeds $15,000. The Audit Committee did not approve services pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X of the rules of the SEC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As described above under “Election of Directors—Meetings and Committees of the Board of Directors,” the members of the Compensation Committee during fiscal 2003 were Allen M. Bernkrant, Neil H. Messinger and Hardy C. Katz. None of these directors is or has been an officer or employee of the Company or any of its subsidiaries. Radiology Associates of South Florida, Professional Association, of which Dr. Neil Messinger is the Chairman, has established a line of credit with BankUnited in the ordinary course of business. This credit is subject to the restrictions described below in the section entitled “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, BankUnited, as an insured depository institution as defined under Section 3 of the Federal Deposit Insurance Act, makes loans in the ordinary course of its business as a financial institution to directors, officers and employees of the Company and BankUnited, as well as to members of their immediate families and affiliates, to the extent consistent with applicable laws and regulations. All of such loans are and have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectibility or present other unfavorable features, and are subject to restrictions on lending to insiders under Section 22(h) of the Federal Reserve Act.

During the 2003 fiscal year, the Company and BankUnited retained the law firm of Camner, Lipsitz and Poller, Professional Association, as general counsel. Alfred R. Camner, Chief Executive Officer and Chairman of the Board of the Company and BankUnited, is the Senior Managing Director of Camner, Lipsitz and Poller. During the 2003 fiscal year, the Company paid Camner, Lipsitz and Poller approximately $3.7 million in legal fees allocable to loan closings, foreclosures, litigation, corporate and other matters. A substantial portion of the fees allocable to mortgage loan closings are reimbursed by borrowers.

During the 2003 fiscal year, the Company and BankUnited obtained policies for directors’ and officers’ liability insurance, banker’s blanket bond insurance, commercial multi-peril insurance and workers’ compensation insurance through Head-Beckham AmerInsurance Agency, Inc. (“Head-Beckham”). Based on information provided by Head-Beckham, Head-Beckham received approximately $91,952 in commissions on premiums paid for these policies. Marc Jacobson, a director of the Company and BankUnited, is a senior vice president and member of the Board of Directors of Head-Beckham. Based on information from American Central Insurance Agency (“American Central”), of which Mr. Jacobson’s wife is the president and owner, American Central received approximately $131,000 in commissions on premiums paid for health and dental insurance policies obtained by the Company and BankUnited through that agency. The Company believes that the commissions and premiums paid on policies obtained through Head-Beckham and American Central are comparable to those that would be paid for policies obtained through unaffiliated agencies.

In 1997 BankUnited entered into a lease for property located in the West Miami Airport area, on which it opened a branch office. The property was owned by a partnership owned 25% by Alfred Camner. In fiscal 2003, the Company paid this partnership $110,335, and believed that the lease terms reflected market rates comparable to those prevailing in the area for similar transactions involving non-affiliated parties at the time that the lease was made. During fiscal 2003, the partnership sold the underlying subject property in an arms length transaction to an unaffiliated entity and ceased receiving payments from the Company, thus terminating the related party transaction.

STOCK PRICE PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative total stockholder return on the Company’s Class A Common Stock with that of the Nasdaq Stock Market Index and the selected peer group (the “Peer Group”) over the five year period ending on September 30, 1998. The Peer Group includes the following financial institutions: BankAtlantic Bancorp, Inc., Federal Trust Corporation, FFLC Bancorp, Inc., Fidelity Bankshares, Inc., Harbor Florida Bancshares, Inc., Pointe Financial Corporation, Seacoast Banking Corporation, Republic Bankshares and FloridaFirst Bancorp, Inc.(1) The Peer Group was chosen because it consists of publicly held financial institutions located in Florida.

This graph assumes that $100 was invested on September 30, 1998 in the Company’s Class A Common Stock and in the other indices, and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG BANKUNITED FINANCIAL CORPORATION,

THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

(1)	During the twelve months ended September 30, 2003, public announcements relating to a proposed acquisition of FloridaFirst Bancorp, Inc. by another financial institution may have affected its stock price.

This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 24, 2003 (except where a different date is indicated) concerning (i) each director of the Company; (ii) each of the named executive officers; (iii) all directors and executive officers of the Company and BankUnited as a group; and (iv) each other person known to management of the Company to be the beneficial owner, as such term is defined in Rule 13d-3 under the Exchange Act, of more than 5% of the outstanding shares of any class of the Company’s voting securities, according to filings by such persons with the SEC. The table includes only those options which may be exercised within 60 days and, therefore, does not include certain options granted to executive officers, which generally become exercisable over a period of several years. The address of each director and named executive officer listed in the table is 255 Alhambra Circle, Coral Gables, Florida 33134, unless otherwise indicated.

Name and Address	Amount and Nature of Beneficial Ownership Of Series B Preferred Stock (1)		Percent of Series B Preferred Stock Outstanding	Amount And Nature of Beneficial Ownership of Class B Common Stock(1)		Percent of Class B Common Stock Outstanding	Amount And Nature of Beneficial Ownership of Class A Common Stock(1)		Percent of Class A Common Stock Outstanding
Directors and Named Executive Officers:

Allen M. Bernkrant	23,560		3.0%	37,860		6.2%	144,400	(2)(3)	*

Lawrence H. Blum	23,560		3.0%	65,856		10.7%	322,700	(2)(3)(7)	1.1%

Sharon A. Brown	—		—	—		—	5,200	(2)	*

Alfred R. Camner	1,102,341	(4)(5)(7)(8)	90.8%	2,575,502	(4)(5)(6)(7)(8)	96.6%	2,753,753	(2)(3)(4)(5)(6)(7)(8)	8.6%

Marc D. Jacobson	10,000		1.3%	44,040		7.4%	176,851	(2)(3)	*

Hardy C. Katz	—		—	—		—	17,250	(2)(3)	*

John Kuczwanski	—		—	—		—	6,083	(2)

Humberto L. Lopez	—		—	—		—	70,183	(2)(7)	*

Neil H. Messinger	—		—	—		—	52,725	(2)(3)	*

Ramiro A. Ortiz	—		—	—		—	48,684	(2)(7)	*

Edward L. Pinckney	—		—	—		—	7,650	(2)	*

Albert E. Smith	—		—	—		—	1,000	(2)	*

Clay W. Wilson	—		—	—		—	13,316	(2)	*

All Current Directors and Executive Officers of the Company and BankUnited as a group (20 persons)	1,159,461	(4)(5)	95.5%	2,723,259	(4)(5)(6)(7)	99.0%	3,680,061	(2)(3)(4)(5)(6)(7)	11.3%

Other 5% Owners:

Earline G. Ford 255 Alhambra Circle Coral Gables, Florida 33134	—		—	310,500	(9)	34.9%	377,888	(9)	1.3%

Charles B. Stuzin 220 Alhambra Circle Coral Gables, Florida 33134	23,560		3.0%	35,243		5.7%	139,616	(3)	*

Dimensional Fund Advisors 1299 Ocean Avenue Santa Monica, CA 90401	—		—	—		—	1,489,670	(10)	5.1%

Westport Asset Management, Inc. Westport Advisers, LLC 235 Riverside Avenue Westport, CT 06880	—		—	—		—	2,206,200	(11)	7.6%

First Manhattan Co. 437 Madison Avenue New York, New York 10022	—		—	—		—	1,510,400	(12)	5.2%

EARNEST Partners, LLC 75 Fourteenth Street Atlanta, Georgia 30309	—		—	—		—	2,295,135	(13)	7.9%

•	Less than 1%
(1)	The nature of the reported beneficial ownership is unshared voting and investment power unless otherwise indicated in the footnotes to this table. Beneficial ownership reported for each class shown includes shares issuable upon conversion of shares of other classes of stock, shares which may be acquired upon the exercise of options exercisable within 60 days, and shares owned jointly or indirectly with or through a family member, trust, corporation, partnership or other legal organization. Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock, and each share of Class B Common is Stock convertible into one share of Class A Common Stock. Beneficial ownership is not indicative of voting power. Each share of Series B Preferred Stock has two and one-half votes, each share of Class B Common Stock has one vote and each share of Class A Common Stock has one-tenth vote.
(2)	Includes shares of Class A Common Stock which may be acquired by the following persons, in the amounts indicated, through the exercise of options exercisable within 60 days: Allen Bernkrant, 58,910; Lawrence Blum, 129,127; Sharon A. Brown, 5,200; Alfred Camner, 156,586; Marc Jacobson, 45,944; Hardy Katz, 15,750; John Kuczwanski, 4,083; Humberto Lopez, 54,933; Neil Messinger, 41,607; Ramiro Ortiz, 6,000; Edward Pinckney, 7,650; Albert E. Smith, 1,000; Clay Wilson, 5,666; and current directors and executive officers as a group, 570,296.
(3)	Includes, for each of the following persons, shares that are jointly or indirectly owned with others in approximately the amounts indicated: Allen Bernkrant, 33,159; Lawrence Blum, 85,301; Alfred Camner, 329; Marc Jacobson, 12,582; Hardy Katz, 1,500; Neil Messinger, 3,286; and Charles Stuzin, 6,373.
(4)	Includes 420,125 shares of Series B Preferred Stock (convertible into 628,464 shares of Class B Common Stock, that are convertible into the same number of shares of Class A Common Stock) which may be acquired by Alfred Camner through the exercise of options exercisable within 60 days.
(5)	Series B Preferred Stock includes 8,971 shares (convertible into 13,419 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock) of which the stockholder has indirect beneficial ownership and 26,720 shares (convertible into 39,970 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock) that are held in an irrevocable grantor’s trust established by the Company of which Mr. Camner is the sole beneficiary; and Class B Common Stock includes 155,082 shares (convertible into 155,082 shares of Class A Common Stock) of which the stockholder has indirect beneficial ownership and 23,260 shares (convertible into 23,260 shares of Class A Common Stock) that are held in the irrevocable grantor’s trust referenced above. Class B Common Stock does not include 310,500 shares subject to options held by Mrs. Earline Ford, an officer of BankUnited, which Mr. Camner has a right of first refusal to purchase if Mrs. Earline Ford decides to exercise the options and sell the underlying shares.
(6)	Includes 436,500 shares of Class B Common Stock (convertible into 436,500 shares of Class A Common Stock) which may be acquired through the exercise of options exercisable within 60 days.
(7)	Includes, for each of the following persons, restricted stock grants of Class A Common Stock, in the amounts indicated, which were made in the 2004 fiscal year for fiscal 2003 performance: Humberto Lopez, 4,000; Ramiro Ortiz, 3,700; John Kuczwanski, 1,000; Clay Wilson, 1,200. Also, includes a grant of 4,398 shares of restricted Series B Preferred Stock to Alfred Camner in fiscal 2004 for fiscal 2003 performance. Except for those granted to Alfred Camner, Ramiro Ortiz and Humberto Lopez, the shares vest and become unrestricted over a period of six years from the date of grant, commencing on the second anniversary of the date of grant. The shares granted to Alfred Camner vest and become unrestricted over a period of nine years from the date of grant, and the shares granted to Ramiro Ortiz and Humberto Lopez vest and become unrestricted over a period of seven years from the date of grant, commencing on the second anniversary date of grant. Also includes a grant of 50,000 shares of long-term, performance-based restricted Series B Preferred Stock to Alfred Camner in October 2003 with a future performance period beginning on October 1, 2003 and ending on September 30, 2006. These shares will be earned only if specified performance goals are met over a period of three years and, once earned, are subject to vesting pro-rata over a period of 9 years from the date earned. No dividends will be paid or accrued on such shares unless and until they are earned.
(8)	Alfred Camner holds options to purchase an additional 108,419 shares of Class A Common Stock and 226,354 shares of Series B Preferred Stock (convertible into 338,603 shares of Class B Common Stock and a like amount of Class A Common Stock), which options are not exercisable within 60 days from November 24, 2003.
(9)	Includes options to purchase 310,500 shares of Class B Common Stock (convertible into 310,500 shares of Class A Common Stock), 41,096 shares of Class A Common Stock and options to purchase 26,292 shares of Class A Common Stock. Earline Ford has granted Alfred Camner a proxy to vote any and all shares of Class B Common Stock which she may own in the future and a right of first refusal to purchase shares of Class B Common Stock acquired upon the exercise of options, if she desires to sell the shares.
(10)	Based upon information set forth in the Schedule 13G/A filed with the SEC on February 11, 2003.
(11)	Based upon information received from the holder as of December 1, 2003. Westport Asset Management, Inc., is a registered investment advisor managing assets for various pension funds, foundations and endowments. Westport Advisors LLC, is also an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and serves as an investment manager of two publicly traded mutual funds. Westport Asset Management, Inc. and Westport Advisors LLC are collectively referred to in this footnote as “Westport.” As of December 1, 2003, Westport had sole voting and dispositive power of 1,088,700 shares of Class A Common Stock; shared voting power of 656,500 shares of Class A Common Stock; and shared dispositive power of 1,117,500 shares of Class A Common Stock. These numbers reflect client holdings for both affiliated investment advisors and Westport disclaims beneficial ownership of these shares.
(12)	Based on information received from the stockholder as of December 1, 2003.
(13)	Based upon information received from the stockholder as of December 1, 2003. EARNEST Partners, LLC is an investment advisor. No EARNEST Partners, LLC client’s interest relates to more than five percent of the Class A Common Stock.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and 10% stockholders are required by regulation to furnish the Company with copies of all such Section 16(a) filings made. The Company believes that, during the fiscal year ended September 30, 2003, its executive officers, directors and holders of more than 10% of the Company’s Class A Common Stock timely filed their reports with the SEC except that the following directors failed to timely file Form 4’s in making the transition to the recently enacted expedited filing requirements: Messrs. Blum, Bernkrant, Katz, Jacobson and Pinckney each relating to the November 2002 quarterly director fee option grant; and Mr. Blum in connection with a November 2002 compensation grant.

Independent Auditors

The Audit Committee selected and hired the accounting firm of PricewaterhouseCoopers LLP to audit the Company’s financial statements for the 2004 fiscal year. PricewaterhouseCoopers LLP audited the Company’s financial statements for the 2003 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Stockholder Proposals

Proposals of stockholders intended to be presented at the Company’s next annual stockholders meeting must be in writing and be received by the Secretary of the Company at its executive offices, 255 Alhambra Circle, Coral Gables, Florida 33134, no later than August 26, 2004 for inclusion in the Company’s proxy statement relating to such meeting, subject to applicable rules and regulations.

For any proposal that is not intended for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, Commission rules permit the proxy holders to vote proxies in their discretion if the Company does not receive notice of the proposal prior to the close of business on November 8, 2004. Notices of intention to present proposals at the next annual meeting should be addressed to the Company’s Secretary, 255 Alhambra Circle, Coral Gables, Florida 33134.

By Order of the Board of Directors

ALFRED R. CAMNER
Chairman of the Board and
Chief Executive Officer

December	18, 2003

Exhibit I

Amended and Restated as of November 19, 2003

BANKUNITED FINANCIAL CORPORATION

AUDIT COMMITTEE CHARTER

The Board of Directors (the “Board”) of BankUnited Financial Corporation (the “Corporation”) has determined that the Audit Committee of the Board shall assist the Board in fulfilling certain of the Board’s oversight responsibilities. The Board hereby adopts this charter to establish the governing principles of the Audit Committee.

I. Purpose of the Audit Committee

The purpose of the Audit Committee is to:

A. Assist the Board in its oversight of: (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the performance of the Corporation’s internal audit function and independent auditors, and (iv) the independent auditor’s qualifications and independence; and

B. Prepare the report required to be prepared by the Audit Committee pursuant to the rules of the Securities and Exchange Commission (“SEC”) for inclusion in the Corporation’s annual proxy statement.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The responsibility to plan and conduct external audits is that of the Corporation’s independent auditors. The Corporation’s management has the responsibility to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to assure the Corporation’s compliance with laws and regulations or compliance with the Corporation’s code of ethical conduct. The primary responsibility for these matters also rests with the Corporation’s management.

II. Composition of the Audit Committee

A. The independent directors of the Board, or a committee of the Board comprised solely of independent directors shall designate the members of the Audit Committee at the Board’s annual organizational meeting or thereafter and the members shall serve until the next such organizational meeting or until their successors are designated by the Board.

B. The Audit Committee shall consist of at least three members who are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as committee members. The members of the Audit Committee shall meet the requirements of the applicable rules of the principal market or transaction reporting system on which the Corporation’s securities are traded or quoted (i.e., The Nasdaq Stock Market, New York Stock Exchange or American Stock Exchange) and, as applicable, under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Committee members shall be financially literate and have a basic understanding of finance and accounting and shall be able to read and understand financial statements. At least one member of the Committee shall have the requisite accounting or related financial management experience to be deemed an “audit committee financial expert” as defined by the SEC.

C. No Audit Committee member may serve on the Audit Committee if such director serves on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to serve the Audit Committee effectively, and discloses this determination in the Corporation’s annual proxy statement. No member of the Audit Committee may receive any compensation from the Corporation other than: (i) director’s fees, which may be received in cash, stock options or other in-kind compensation ordinarily available to directors, (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive.

D. Members shall be appointed, and may be replaced, by the independent directors of the Board or a committee of the Board comprised solely of independent members of the Board, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III. Meetings of the Audit Committee

The Audit Committee shall meet at least four times annually, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Audit Committee or its Chair.

The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee and shall meet at least annually with the independent auditors without management present.

IV. Audit Committee Authority and Responsibility

The Audit Committee shall have the sole authority and responsibility to select, evaluate, oversee, hire, appoint and replace the independent auditors, and shall approve in advance all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that such approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee shall consult with management, but shall not delegate these responsibilities.

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain and approve the fees and other retention terms of special or independent counsel, accountants or other experts or advisors, as it deems appropriate, without seeking approval of the Board or management. The Corporation shall provide funding, as determined by the Audit Committee, for payment of compensation to the independent auditors and to any counsel or other advisors employed by the Audit Committee.

The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall also have the authority and be responsible for oversight of:

A. The Corporation’s Risks and Control Environment:

•	To discuss with the Corporation’s management, independent auditors and internal audit department the integrity of the Corporation’s financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks;

•	To review and update periodically a code of ethical conduct and review the Corporation’s procedures to enforce compliance with the code; and

•	To investigate any matter brought to its attention within the scope of its duties.

B. The Corporation’s Independent Auditors:

•	To evaluate annually the effectiveness and objectivity of the Corporation’s independent auditors and engage or replace the independent auditors;

•	To ensure that the Audit Committee receives annually from the Corporation’s independent auditors the information about all of the relationships between the independent auditors and the Corporation that the independent auditors are required to provide to the Audit Committee, to actively engage in a dialogue with the independent auditors about any relationships between the independent auditors and the Corporation or any services that the independent auditors provide or propose to provide that may impact upon the objectivity and independence of the independent auditors and to take, or recommend that the Board take, any appropriate action to oversee the independence of the independent auditors;

•	To have a relationship with the independent auditors because of the ultimate responsibility of the independent auditors to the Board and the Audit Committee, as representatives of the shareholders;

•	To approve the fees and other compensation paid to the independent auditors;

•	To review and evaluate the lead partner of the independent auditor team;

•	To obtain and review an annual report from the independent auditor regarding: (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation;

•	To ensure the rotation of the audit partners as required by law;

•	To recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation; and

•	To meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

C. The Corporation’s Financial Reporting Process:

•	To oversee the Corporation’s selection of and major changes to material accounting policies;

•	To meet with the Corporation’s independent auditors and financial management both to discuss the proposed scope of the audit and to discuss the conclusions of the audit, including any items that the independent auditors are required by generally accepted auditing standards to discuss with the Audit Committee, such as, any significant changes to and quality of the Company’s accounting policies, the integrity of the Corporation’s financial reporting process, any major issues as to the adequacy of the Corporation’s internal controls, any special steps adopted in light of material control deficiencies and any proposed changes or improvements in financial, accounting or auditing practices;

•	To review with the Corporation’s financial management and independent auditors, as appropriate, the Corporation’s audited financial statements and the Corporation’s interim financial statements, before they are made public;

•	To discuss with management the Corporation’s earnings press releases, including the use of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made);

•	To discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements;

•	To review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls; and

•	To issue for public disclosure by the Corporation the report required by the rules of the Securities and Exchange Commission.

D. The Corporation’s Internal Audit Process:

•	To review, assess and approve the charter for the internal audit department;

•	To review and approve the annual internal audit plan of, and any special projects to be undertaken by, the internal audit department;

•	To discuss with the internal audit department any changes to, and the implementation of, the internal audit plan and any special projects and discuss with the internal audit department the results of the internal audits and any special products; and

•	To oversee the activities, organization structure and qualifications of the internal audit department.

E. Compliance Oversight:

•	To obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934, has not been implicated;

•	Pre-approve all affiliated or related party transactions entered into between the Corporation or any of its subsidiaries and any of the Corporation’s directors or executive officers.

•	Review reports and disclosures of insider and affiliated party transactions;

•	To establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	To discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies; and

•	To discuss with the Corporation’s general counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

F. Other Matters:

•	To review and update, at least annually, this charter of the Audit Committee;

•	The Audit Committee shall have the right to review reports and any financial information submitted by the Corporation to a government body or the public;

•	To review, at least annually, a list prepared by management of amounts paid by the Corporation or any of its subsidiaries to any family member of the Corporation’s directors and executive officers, which list shall include a description of the family member’s relationship with the Corporation.

•	To review with the Corporation’s legal counsel any pending lawsuits against the Corporation or any of its subsidiaries.

•	To review, at least annually, the Corporation’s charitable giving and donations to political candidates or causes.

•	To report to the Board the matters discussed at each meeting of the Audit Committee; and

•	To keep an open line of communication with the financial and senior management, the internal audit department, the independent auditors and the Board.

Exhibit II

Adopted October 2003

BANKUNITED FINANCIAL CORPORATION

COMPENSATION COMMITTEE CHARTER

Purpose

The primary purpose of the Compensation Committee (the “Committee”) is to aid the Board of Directors (the “Board”) in discharging its responsibilities relating to the compensation of the Company’s executive officers, including the chief executive officer. The Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

Membership

The Committee shall be composed of at least three (3) members of the Board each of whom shall: (a) meet the independence requirements of the NASDAQ Stock Market listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board; (b) qualify as “non-employee directors” as defined in Section 16 of the Securities Exchange Act of 1934; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

Structure and Meetings

The chairperson of the Committee will preside at each meeting of the Committee and in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting.

Duties and Responsibilities

The Committee shall have the duties, responsibilities and authority to:

•	Annually review and determine (i) the annual compensation, including salary, bonus, incentive and other compensation of the chief executive officer and chief operating officer, and (ii) corporate goals and objectives relevant to compensation of the chief executive officer and chief operating officer, evaluate performance in light of these goals and objectives, approve compensation in accordance therewith and provide a report thereon to the Board.

•	Annually review and approve the amounts and terms of base salary, incentive compensation and all other compensation for the Company’s executive officers, and report the Committee’s determination to the Board. In determining compensation, factors which the Committee considers, may include, among other factors, the following: overall performance in the fiscal year, income and earnings per share, non-interest revenue and income, various expense control criteria, deposit growth, loan production, customer satisfaction, customer retention sales and referral revenues and development and expansion of the Company’s product lines, market areas and strategies.

•	Prepare, or oversee the preparation of, and approve the annual Committee report on executive compensation for inclusion in the Company’s proxy statement.

•	Review executive officer compensation in reference to Section 162(m) of the Internal Revenue Code, as it may be amended from time to time, and any other applicable laws, rules and regulations.

•	Annually review employee compensation strategies, benefits and equity programs.

•	Recommend to the Board the compensation for directors (including retainer, committee and committee chair fees, stock options and other similar items, as appropriate).

II-1

•	Review and approve employment agreements, severance arrangements and change in control agreements and provisions when, and if appropriate, as well as any special supplemental benefits.

•	Review and make recommendations to the Board with respect to incentive based compensation plans and equity based plans, establish criteria for the terms of awards granted to participants under such plans, grant awards in accordance with such criteria and exercise all authority granted to the Committee under such plans, or by the Board in connection with such plans.

•	Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal, accounting, search firms, compensation specialists or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

•	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deem appropriate.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Retain such compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

II-2

Exhibit III

Adopted December 2003

BANKUNITED FINANCIAL CORPORATION

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

A. PURPOSE AND SCOPE

The primary function of the BankUnited Financial Corporation (the “Company”) Corporate Governance and Nominating Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibilities by: (i) establishing criteria for Board membership and evaluating corporate policies relating to the recruitment of Board members; (ii) reviewing and making recommendations to the Board regarding the Board’s composition and structure; (iii) identifying qualified individuals to become Board members; and (iv) developing, implementing and monitoring policies and processes regarding principles of corporate governance and assessment of Board effectiveness.

B. COMPOSITION AND MEETINGS

The members of the Committee shall meet the independence requirements of the Nasdaq National Marketplace listing standards, and any other applicable laws, rules and regulations governing independence, as determined by the Board. Members of the Committee and the Committee Chair shall be appointed by, and may be removed by, the Board.

The Committee shall meet as often as it deems necessary to perform its duties and responsibilities.

C. DUTIES AND RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

1. To lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for shareholder approval at the annual meeting. The Committee shall select as director nominees, individuals who have a reputation for personal and professional integrity, who the Committee believes have demonstrated ability and judgment that would be beneficial to the Board, and who the Committee believes would be effective, in conjunction with the other directors and nominees to the Board, in collectively serving the long-term interests of the shareholders.

2. To conduct, or oversee the conduct of, all necessary and appropriate inquiries into the backgrounds and qualifications of possible Board candidates.

3. To review the Board’s committee structure and to recommend to the Board for its approval directors to serve as members of each committee. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

4. To review and consider any unsolicited nominations for Board membership received from shareholders.

5. To develop and recommend to the Board for its approval a set of corporate governance guidelines. The Committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

6. To review and assess the adequacy of the Company’s Code of Conduct, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers and other internal policies and guidelines, and to monitor the incorporation of the principles described therein into the Company’s culture and business practices.

III-1

7. To periodically assess the effectiveness of the Board in meeting its responsibilities, representing the long-term interests of shareholders. To report annually to the Board with an assessment of the Board’s performance and the performance of its committees, to be discussed with the full Board following the end of each fiscal year.

8. To report the Committee’s actions and recommendations to the Board after each Committee meeting and to conduct and present to the Board an annual performance evaluation of the Committee.

9. To review adherence by directors to corporate guidelines regarding transactions with the Company.

10. To monitor orientation and continuing education programs for directors.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

The Committee shall have the sole authority to retain and terminate any search firm to assist in identifying director candidates, including the sole authority to determine the fees and other terms of any such retention, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have the sole authority to approve related fees and retention terms.

The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

III-2

BANKUNITED FINANCIAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALFRED R. CAMNER and LAWRENCE H. BLUM, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of BankUnited Financial Corporation (the “Company”) to be held on January 30, 2004 at 11:00 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Class A Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(To be signed on Reverse Side)	SEE REVERSE SIDE

☒ Please mark your votes as in this example.

1. Proposal One—Election of Directors.

Nominee:	Class II	For	Withheld

	Lawrence H. Blum	☐	☐
	Sharon A. Brown	☐	☐

Nominee:	Class III	For	Withheld

	Albert E. Smith	☐	☐

Proposal One will be voted on with the Class B Common Stock and the Noncumulative Convertible Preferred Stock, Series B.

Please mark, sign, date and return this Proxy card promptly, using the enclosed envelope.

This Proxy is revocable and when properly executed will be voted in the manner directed by the undersigned stockholder, UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS.

Signature	Date	Signature	Date
Signature if held jointly

Note: Please sign exactly as your name(s) appears hereon. When signing in a representative capacity, please give title.

BANKUNITED FINANCIAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALFRED R. CAMNER and LAWRENCE H. BLUM, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of BankUnited Financial Corporation (the “Company”) to be held on January 30, 2004 at 11:00 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Class B Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(To be signed on Reverse Side)	SEE REVERSE SIDE

☒ Please	mark your votes as in this example.

1. Proposal One - Election of Directors.

Nominee:	Class II	For	Withheld

	Lawrence H. Blum	☐	☐
	Sharon A. Brown	☐	☐

Nominee:	Class III	For	Withheld

	Albert E. Smith	☐	☐

Proposal One will be voted on with the
Class A Common Stock and the Noncumulative
Convertible Preferred Stock, Series B.

Please mark, sign, date and return this Proxy card promptly, using the enclosed envelope.

This Proxy is revocable and when properly executed will be voted in the manner directed by the undersigned stockholder, UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS.

Signature	Date	Signature	Date
Signature if held jointly

Note: Please sign exactly as your name(s) appears hereon. When signing in a representative capacity, please give title.

BANKUNITED FINANCIAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALFRED R. CAMNER and LAWRENCE H. BLUM, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of BankUnited Financial Corporation (the “Company”) to be held on January 30, 2004 at 11:00 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Noncumulative Convertible Preferred Stock, Series B of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(To be signed on Reverse Side)	SEE REVERSE SIDE

☒ Please	mark your votes as in this example.

1. Proposal One - Election of Directors.

Nominee:	Class II	For	Withheld

	Lawrence H. Blum	☐	☐
	Sharon A. Brown	☐	☐

Nominee:	Class III	For	Withheld

	Albert E. Smith	☐	☐

Proposal One will be voted on with the
Class A Common Stock and the Class B
Common Stock.

Please mark, sign, date and return this Proxy card promptly, using the enclosed envelope.

This Proxy is revocable and when properly executed will be voted in the manner directed by the undersigned stockholder, UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS.

Signature	Date	Signature	Date

Signature if held jointly Note: Please sign exactly as your name(s) appears hereon. When signing in a representative capacity, please give title.